CONFIDENTIAL
NEWS RELEASE

For Immediate Release

Nord Resources Reports 2008 Year-End Results

  Nord succeeded in 2008 in carrying out its program to reactivate the Johnson Camp copper mine

  Nord is now mining, processing, and selling copper from new ore and is targeting to ramp up to an annual production rate of 25 million pounds by later this spring

  Financial results for 2008, reflecting leaching of ore left on pads in prior years and expenses related to reactivation program, are not indicative of expected performance in 2009 and future years

TUCSON, AZ, March 31, 2009 - Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up mining and processing operations at Johnson Camp Mine in Arizona, today announced its financial results for the year ended December 31, 2008. The condensed consolidated audited financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

"Nord Resources had a very busy and productive 2008 in carrying out our plan to reactivate the Johnson Camp Mine," said John Perry, President and Chief Executive Officer. "We achieved our principal objective of getting the mine ready to commence mining of new ore at the outset of 2009 and selling copper produced from new ore in February 2009. We continue to target ramping up to a production rate of 25 million pounds per year. We also are excited that a scoping study carried out in 2008 confirmed our view that we potentially could expand production at the Johnson Camp Mine by 60 percent to 40 million pounds per year."

Operating and Other Highlights of 2008

  Commenced the production of copper cathodes from leaching of ore left on the Johnson Camp Mines leach pads from prior years mining, producing approximately 2.9 million pounds of copper during the year.

  Began trading of Nord's common shares on the Toronto Stock Exchange.

  Entered into an agreement with Red Kite Master Fund Limited for all of the copper cathodes produced from the Johnson Camp Mine through to December 31, 2012 with renewable extensions by mutual consent. Pricing is based on the average monthly COMEX price for high-grade copper.

  Carried out improvements to the mine site toward resuming full mining operations. Improvements included: (a) the rehabilitation of solution ponds; (b) the refurbishment and a modest expansion of the SX-EW copper production facility; (c) the installation of our primary stage crusher, and the purchase and installation of two secondary stage crushers, an agglomerator and conveying equipment; and (d) other project-related items.

  Entered into an Amended and Restated Credit Agreement with Nedbank Limited which provided for a $25 million secured term-loan credit facility. All of the funds available under such facility have been drawn down and used by Nord to finance the construction and start-up operations at the Johnson Camp Mine.

  Obtained in August the Air Quality permit needed for Nord to proceed with the construction required to reactivate the Johnson Camp Mine.

  Proceeded immediately thereafter with the required construction, completing it in January 2009.

  Received the results of the scoping study completed by independent consultants finding that Nord can potentially increase its production from the planned 25 million pounds of copper per year to an estimated rate of 40 million pounds of copper annually. The required additional capital investment is approximately $19 million and the next step would be the preparation of an updated feasibility study to confirm whether Nord should pursue this opportunity.

Financial Highlights

"Our focus in 2008 was on the reactivation of the Johnson Camp Mine and producing copper through the leaching of the existing ore that had been left on the leach pads. This was a relatively expensive process and our financial performance in 2008 is not indicative of what we expect to achieve in the future with the mining and processing of new ore and our production and sale of copper from it. As the mining and processing of new ore began in February 2009, the benefits of reaching this stage in the mine's reactivation will not be fully evident until later this year," Mr. Perry said.

Net sales in 2008 are attributed to the company's production of copper from the residual leaching of existing ore that had been left on the pads of the Johnson Camp Mine. The company sold 2,842,890 pounds of copper cathode during the year. Revenues of $209,907 earned from the sale of an additional 58,723 pounds of copper cathode produced prior to February 1, 2008 were credited to development costs. There were no sales made in 2007 when the Johnson Camp Mine was on a care and maintenance program.

The costs applicable to sales in 2008 are the expenses incurred in converting ore on the leach pads into saleable copper cathodes. The company capitalized operating costs of $572,765 (net of pre-commercial revenue) from December 1, 2007 through January 31, 2008 and these are being amortized over the expected life of production of copper cathodes from the existing heaps.

Sulfuric acid is Nord's primary expense associated with its residual leaching of copper and this accounted for about $4.1 million of the cost of sales in 2008. During 2008, the pricing of sulfuric acid was highly volatile, rising from a low of approximately $150 per ton delivered in the 2008 first quarter to nearly $300 per ton in the fourth quarter. Subsequently, prices have markedly decreased to approximately $100 per ton for delivery in the 2009 first quarter. Nord believes that in view of the weak global economies, sulfuric acid prices are likely to remain at approximately the current level for the foreseeable future, and that this will favorably affect the company's cost of sales.

General and administrative (G&A) expenses decreased in 2008 compared with the level in 2007. The higher G&A expenses in 2007 reflected, in part, $1,079,120 related to drilling expenditures incurred at Coyote Springs and Johnson Camp Mine, and $818,305 in legal, accounting, and registration fees related to a special warrant offering. In addition, there was a $328,000 decrease in director and employee compensation during 2008. This decrease in general and administrative expenses between 2007 and 2008 was partially offset by a $194,326 increase related to the listing of Nord's common stock on the Toronto Stock Exchange in January 2008.

As a result of the decline in copper prices in the fourth quarter of 2008 and the impact of higher operating costs on inventory balances during the year, Nord recorded charges totaling $530,964 to reduce the carrying value of copper and chemical inventories to net realizable value.

Depreciation and amortization expense increased by $127,719 in 2008, compared with 2007 due to additional purchases of property and equipment associated with the reactivation of the Johnson Camp Mine.

Other expenses in 2008 included a write-off of $400,836 for the carrying amount of the Coyote Springs speculative mineral property project that was abandoned. Interest expense amounted to $408,202 in 2008, down from $577,171 in 2007.

Miscellaneous income in 2008 was derived from royalties for the company's landscape aggregate business of $237,043, interest income of $126,017, a realized gain on ineffective copper hedges of $521,577, and other sources of $15,371. The miscellaneous income in 2007 is mainly comprised of royalties for the landscape aggregate business and interest income as well as $3,617,166 received as a result of the settlement a litigation.

The company's net loss in 2008 was $5.0 million (a loss of $0.07 per basic and diluted share), compared to a net loss in 2007 of $2.5 million ($0.07 per basic and diluted share).

Liquidity

Cash flows from operating activities during 2008 and 2007 were ($4,262,344) and ($3,702,010), respectively. Cash flow from operating activities for 2008 included an increase in inventory of $741,155 as the result of the reactivation of the Johnson Camp Mine. In 2007, cash flow from operating activities included a decrease in accrued expenses of $1,925,424 primarily for the payment of obligations that became due upon the completion of our special warrant financing.

Cash flow from investing activities during 2008 was ($15,357,645) primarily due to $18,355,185 in construction costs related to the reactivation of the Johnson Camp Mine. This amount was offset in part by the decrease in restricted cash and marketable securities in the amount of $1,466,338 and the proceeds from the sale of cash flow hedges in the amount of $1,531,202. These proceeds were classified as restricted cash as of December 31, 2008 and reclassified to unrestricted cash in March 2009.

Cash flow from financing activities during 2008 was $20,716,324 compared with $19,846,950 for 2007. During 2008, Nord drew down $20,000,000 from its $25,000,000 secured term-loan credit facility with Nedbank Limited. Proceeds from the loan were used to purchase and install equipment, and to purchase supplies associated with the reactivation of the Johnson Camp Mine. As of December 31, 2008, the company was fully drawn on the facility. Interest on the term-loan credit facility in the amount of $995,407 was accrued and will be added to the principal balance of the credit facility when the company begins to make payments in September 2009. In addition, during 2008, Nord entered into a lease agreement for the purchase of equipment valued at $79,310, which has been accounted for as a non-cash transaction for purposes of the consolidated statement of cash flows, and the company made principal payments on this and other capitalized leases of $35,676.

During 2008, warrant holders exercised 2,540,000 warrants with exercise prices ranging between $0.25 and $0.50 into 2,540,000 shares of Nord's common stock resulting in proceeds to the company of $702,000. In addition, one option holder exercised 250,000 options with an exercise price of $0.20 into 250,000 shares of the company's common stock, resulting in proceeds to our Company of $50,000.

Subsequent to the 2008 year-end, on March 31, 2009, Nord announced that it had sold a 2.5% net smelter royalty on production from the Johnson Camp Mine to International Royalty Corporation, acting through its subsidiary IRC Nevada Inc., for $5 million. Nord received net proceeds of approximately $4.95 million from this transaction. Nord also announced that it had amended its $25 million credit agreement with Nedbank Limited. The amendments defer quarterly payments to Nedbank, previously due on March 31, 2009 and June 30, 2009 to December 30, 2012 and March 31, 2013, respectively. The royalty funding agreement and amendment of the Nedbank credit facility provide the company with the financial flexibility to achieve our target rate of production of 25 million pounds of copper per year later this spring.

Outlook

"In 2009, Nord will be building on the momentum that we established in the latter part of 2008 as we ramp up production at the Johnson Camp Mine," said John Perry. "Since February, we have been mining and processing new ore into copper. We anticipate this production to ramp up until we hit our target rate of 25 million pounds per year later this spring. Our costs on a per pound basis should steadily decline due to the efficiencies realized in leaching new ore. "This progress will not be fully evident until we reach a commercial rate of production as the initial sales until reaching a commercial rate of production will be applied against capitalized start-up costs incurred in our program to reactivate the Johnson Camp Mine. We expect, however, that as the year progresses, our financial results will reflect the progress that we are making," Mr. Perry said.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company targets to reach full copper production at a rate of approximately 25 million pounds per annum in spring 2009. For further information and pictures of the reactivation at Johnson Camp, please visit the company's website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding copper production targets at the Johnson Camp Mine, and statements concerning the potential of the Johnson Camp Mine.

The scoping study is based on the existing estimated reserves contained in the company's technical report, "Johnson Camp Mine Project Feasibility Study, Cochise County, Arizona, Technical Report", dated September 28, 2007. The technical report was prepared in compliance with National Instrument 43-101 of the Canadian Securities Administrators, Standards of Disclosure for Mineral Projects, and is available on the Internet at www.sedar.com. The scoping study estimates that the 60 percent increase in the targeted annual production rate to 40 million pounds of copper per year can be achieved with an additional capital investment of approximately $19 million. Such estimates, including the additional capital investment that would be required, are also forward-looking statements.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market prices of copper and sulfuric acid, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. In addition, there can be no assurance that $19 million will be sufficient to finance the potential increase of the targeted annual production rate to 40 million pounds of copper per year assuming that the decision is made to proceed, or that such financing will be available when required on terms acceptable to the company or at all.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
Or by email at wertheim@wertheim.ca.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
	At December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$4,465,245	$3,368,910
Accounts receivable	320,493	144,012
Inventories	221,271	-
Current portion of derivative contracts	9,604,405	-
Prepaid expenses and other	360,901	68,012

Total Current Assets	14,972,315	3,580,934

Property and Equipment, at cost:
Property and equipment	4,657,929	4,161,993
Less accumulated depreciation and amortization	(1,614,405)	(1,460,611)
	3,043,524	2,701,382
Construction in progress	36,944,454	10,795,491
Net Property and Equipment	39,987,978	13,496,873

Other Assets:
Restricted cash and marketable securities	2,220,138	3,686,476
Derivative contracts, less current portion	9,549,697	-
Debt issuance costs, net of accumulated amortization	877,249	1,117,021
Total Other Assets	12,647,084	4,803,497

Total Assets	$67,607,377	$21,881,304

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Continued)
	At December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$9,694,716	$1,322,459
Accrued expenses	887,438	1,212,435
Current maturities of accrued interest	265,442	13,251
Current maturities of long-term debt	6,666,667	312,500
Current maturities of derivative contracts	299,717	-
Current maturities of capital lease obligation	7,995	9,375

Total Current Liabilities	17,821,975	2,870,020

Long-Term Liabilities:
Derivative contracts, less current maturities	137,367	9,183,428
Long-term debt, less current maturities	18,333,333	4,687,500
Capital lease obligation, less current maturities	45,015	-
Accrued interest, less current maturities	729,965	-
Accrued reclamation costs	144,256	131,141
Other	47,103	61,863

Total Long-Term Liabilities	19,437,039	14,063,932

Total Liabilities	37,259,014	16,933,952

Commitments and contingencies

Stockholders' Equity:
Common stock: $.01 par value, 100,000,000 shares authorized, 69,493,635 and 66,659,224 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	694,936	666,592
Additional paid-in-capital	109,940,000	108,439,030
Accumulated deficit	(100,013,216)	(94,974,842)
Accumulated other comprehensive income (loss)	19,726,643	(9,183,428)

Total Stockholders' Equity	30,348,363	4,947,352

Total Liabilities and Stockholders' Equity	$67,607,377	$21,881,304

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2008	2007

Net sales	$8,155,820	$-

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	8,795,628	-
Operating expenses (includes stock based compensation of $601,137 and $1,006,676, respectively)	3,701,083	6,135,527
Write-down of inventory to net realizable value	530,964	-
Depreciation, depletion and amortization	251,487	123,768

Loss from operations	(5,123,342)	(6,259,295)

Other income (expense):
Interest expense	(408,202)	(577,171)
Write-off of speculative mineral properties	(406,838)	-
Legal settlement	-	3,617,166
Miscellaneous income	900,008	707,119

Total other income	84,968	3,747,114

Loss before income taxes	(5,038,374)	(2,512,181)

Provision for income taxes	-	-

Net loss	$(5,038,374)	$(2,512,181)

Net Loss Per Basic and Diluted Share of Common Stock:

Weighted Average Number of Common Shares Outstanding	67,824,759	36,172,142

Net loss per share of common stock	$(0.07)	$(0.07)